Exhibit 3.4

Corporations Law

A Company Limited by Shares

ARTICLES OF ASSOCIATION

of

HUYCK AUSTRALIA PTY LTD

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In these Articles:

“Alternate Director” means a person for the time being holding office as an alternate director of the Company under Article 23.

“Appointor” means in respect of an Alternate Director the Director who appointed the Alternate Director under Article 23.

“Associate Director” means a person for the time being holding office as an associate director of the Company under Article 24.

“Business Day” means a day which is not a Saturday, Sunday or public holiday in the State.

“Company” means the company named above whatever its name may be from time to time.

“Corporations Law” means the Corporations Law or any other statutory modification, amendment or re-enactment thereof for the time being in force and applicable to the Company and any reference to any provision thereof is to that provision so modified, amended or re-enacted.

“corporation” means any body corporate, whether formed or incorporated within or outside the State.

“Director” means a director for the time being of the Company, and where the Company is a Sole Director Company, the sole director for the time being of the Company.

“Executive Director” means a Director who is an employee (whether full-time or part-time) of the Company or of any related body corporate of the Company.

“Managing Director” means a person holding office as a managing director of the Company under Article 18.1.

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“Member” means a registered holder of shares.

“Non-Executive Directors” means all Directors other than Executive Directors.

“Office” means the registered office for the time being of the Company.

“Officer” means an officer as defined in section 82A of the Corporations Law.

“paid up” includes credited as paid up.

“Register” means the register of Members kept under the Corporations Law and where appropriate includes any branch register.

“Representative” means a person appointed under Article 15.10 read with section 249(3) of the Corporations Law.

“Seal” means the common seal of the Company and as the context allows includes an official seal and a certificate seal.

“Secretary” means the secretary for the time being of the Company, and if there are joint secretaries, any one or more of such joint secretaries.

“shares” means issued shares of the Company.

“Share Seal” means a duplicate of the Seal which is a facsimile thereof with the addition on its face of the words “Share Seal” or “Certificate Seal”.

“Sole Director Company” means a company which has only one director.

“Sole Officer Company” means a company which has only one director who is also the only secretary of the Company.

“State” means the State of Victoria.

“Voting Member” means a Full Member and any other member whose shares confer on that Member a right to vote at any general meeting of the Company.

(a)	Interpretation

In these Articles:

(a)	headings are for convenience only and do not affect meaning: and unless the contrary intention appears:

(b)	words importing the singular number include the plural number and vice versa;

(c)	words importing any gender include all other genders;

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(d)	a reference to a person includes a corporation, a partnership, a body corporate, an unincorporated association and a statutory authority;

(e)	where any word or phrase is given a defined meaning any other part of speech or grammatical form in respect of that word or phrase has a corresponding meaning;

(f)	a reference to an Article or a Schedule is to an article or schedule of these Articles of Association;

(g)	any Schedule is part of these Articles; and

(h)	any power, right, discretion or authority conferred upon any person or groups of persons under these Articles may be exercised at any time and from time to time.

1.3	Application of Corporations Law

Except so far as a contrary intention appears anywhere in the Company’s Memorandum or Articles of Association:

(a)	section 110B of the Corporations Law is to operate to apply provisions of the Corporations Law in the interpretation of these Articles so far as they can apply and with such changes as are necessary as if these Articles were an instrument made under the Corporations Law, but is not to so apply sections 105, 109D, 109X and 109Y;

(b)	an expression used in a particular Part or Division of the Corporations Law which is given a special meaning by any provision of that Part or Division for the purposes of that Part or Division (or any part thereof) has, in any of these Articles which deals with a matter dealt with by that Part or Division (or pan thereof), the same meaning as in that Pan or Division;

(c)	an expression which is given a general meaning by any provision of the Corporations Law has the same meaning in these Articles; and

(d)	section 110C of the Corporations Law (which deals amongst other things with severance of invalid provisions) applies in the interpretation and operation of these Articles as if they were an instrument made under the Corporations Law.

1.4	Application of Table A

The Regulations contained in Table A of Schedule 1 to the Corporations Law do not apply to the Company.

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2.	PROPRIETARY COMPANY

The Company is a proprietary company and accordingly:

(a)	the number of members of the Company (counting joint holders of shares as one person and not counting any person in the employment of the Company or of any subsidiary of the Company or any person who was in the employment of the Company or of any subsidiary of the Company when they became a Member) shall not be more than 50; and

(b)	the Company shall not engage in any activity that would require the lodgement of a prospectus under Part 7.12 of the Corporations Law or a corresponding law, other than an offer of shares to any:

(i)	Member of the Company; or

(ii)	person in the employment of the Company or of any subsidiary of the Company.

3.	SHARES

3.1	Control of Directors

The unissued shares and all options over unissued shares are under the control of the Directors who, subject to:

(a)	the Corporations Law; and

(b)	any rights for the time being attached to the shares in any special class of such shares,

may, on behalf of the Company:

(c)	allot, issue or otherwise dispose of those unissued shares to such persons, on such terms and conditions, at such times, with such preferred, deferred, qualified or other rights or restrictions (including the right to have any amounts payable to the holder, whether by way of or on account of dividends, repayment of capital or participation in surplus assets or profits of the Company paid in the currency of a country other than Australia), and at such premium or discount (if any) as the Directors think fit; and

(d)	grant options over unissued shares either at par or at a premium during such time and for such consideration as the Directors think fit.

3.2	Preference shares

The Company may issue preference shares including preference shares which are, or at the option of the Company are, liable to be redeemed, and such power may be exercised by the Directors.

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3.3	Differentiation among Members as to calls on shares

The Directors may differentiate between the holders of shares as to the amounts of calls to be paid on the shares and as to the times for payment of those calls.

3.4	Brokerage and commission on subscriptions for unissued shares

Subject to the provisions of the Corporations Law:

(a)	the Company may exercise the power to make payments by way of brokerage or commission in connection with subscriptions for unissued shares; and

(b)	payments by way of brokerage or commission may be satisfied by the payment of cash, by the allotment of fully or partly paid shares or partly by the payment of cash and partly by the allotment of fully or partly paid shares.

4.	SHARE CERTIFICATES

4.1	Share certificates to be issued under Seal

Any certificates issued in respect of shares will be uniquely numbered and will be issued under the Seal or the Share Seal or in such other manner permitted under the Corporations Law as the Directors may determine but, except as provided by Article 4.4, no fee will be charged by the Company for the issue of share certificates.

4.2	Member’s entitlement to share certificates

Unless the conditions of allotment of the shares provide otherwise, every Member will be entitled to one certificate, without payment, in respect of the shares registered in the Member’s name, or to several certificates in reasonable denominations.

4.3	Duplicate certificate if original damaged or defaced

If any share certificate, letter of allotment, transfer, receipt or any other document of title to shares is worn out or defaced, then on production of it to the Directors, the Directors may order it to be cancelled and may issue a duplicate in its place.

4.4	Duplicate certificate if original lost or destroyed

If any share certificate, letter of allotment, transfer, receipt or any other document of title to shares is lost or destroyed, a duplicate of it may be issued on the conditions set out in the Corporations Law and on payment of such fee (not exceeding that prescribed in the Corporations Law) as the Directors determine.

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4.5	Certificate of joint holders

In the case of shares held jointly by 2 or more persons, any certificates issued in respect of those shares will be in the same number which would be issued in respect of those shares if those shares were held by one person. Delivery of a certificate in respect of a share to any one of several joint holders named on the Register is deemed to be delivery to all the joint holders.

5.	REGISTER

5.1	Registered holder absolute owner

Except as required by law or as otherwise provided in these Articles, the Company is entitled to treat the registered holder of any share as the absolute owner thereof, and accordingly is not bound to recognise any equitable or other claim to or interest in that share on the part of any other person, whether or not it has notice of that claim or interest.

5.2	Transferor is holder until transfer registered

A transferor of shares remains the registered holder of the shares transferred until the transfer is registered and the name of the transferee is entered in the Register in respect of them.

5.3	Closure of Registers and transfer books

The Register, transfer books and any other register required to be kept by the Company may be closed during such time or times as the Directors think fit, but no such book or register will be closed for more than 30 days in the aggregate in any calendar year.

5.4	Branch Register

The Company may exercise the powers conferred by section 216K of the Corporations Law, which powers are vested in the Directors. In exercising those powers, and subject to section 216K of the Corporations Law, the Directors may apply such provisions as they think fit in relation to the subject matter thereof and may comply with the requirements of any local law. Subject to the Corporations Law, the Directors may make provision for the transfer of shares between the Register and any branch register of Members.

6.	CALLS ON SHARES

6.1	Directors’ power to make calls

Subject to compliance with the provisions of the Corporations Law, the Directors may make such calls on the Members as they think fit in respect of all money unpaid on shares held by the Members (whether in respect of capital or premium), unless the ( conditions of issue of the shares make that money payable at fixed times.

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6.2	Notice of call

(a)	Notices of any calls given by the Company will specify the amount of the call, the time and place of payment, to whom that call will be paid.

(b)	The Company will give Members at least 10 Business Days notice of any call.

(c)	The non-receipt of a notice of any call or the accidental omission to give notice of any call to any of the Members will not invalidate the call.

6.3	Payment of call: when and where due

Subject to Article 6.6, each Member will pay the amount of every call so made on the Member to the persons and at the times and places appointed by the Directors.

6.4	Terms of call

(a)	Subject to the conditions of issue of the shares, a call may be made payable by instalments.

(b)	The Directors may revoke or postpone any call.

6.5	When call deemed to be made

A call is deemed to have been made when the Directors resolve to make the call.

6.6	Call deemed to have been made when instalment of capital payable under terms of issue

(a)	If, by the terms of issue of any share, or otherwise, any amount is made payable at any fixed time or by instalments at fixed times, whether on account of the amount of the share or by way of premium, every such amount or instalment will be payable as if it were a call duly made by the Directors and of which due notice had been given.

(b)	All of the provisions of these Articles relating to calls relate to such amount or instalment accordingly.

6.7	Non-payment of call: interest

(a)	If the sum payable in respect of any call is not paid on or before the day appointed for its payment, the holder for the time being of the share in respect of which the call has been made will pay interest on the sum payable from the day appointed for payment to the time of the actual payment at the rate of 15% per annum or at such other rate as the Directors may determine.

(b)	The Directors may waive payment of that interest in whole or in part.

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6.8	Liability of joint holders for calls

The joint holders of a share are jointly and severally liable for the payment of all calls due in respect of that share.

6.9	Proof of liability for call

(a)	On the trial or hearing of any action for the recovery of any money due for any call, it will be sufficient to prove that the name of the Member sued is entered in the Register as the holder or one of the holders of the shares in respect of the call and that, subject to Article 6.6, the resolution making the call is duly recorded in the minute book and notice of the call was duly given to the Member sued under these Articles.

(b)	Proof of these matters will be conclusive evidence of the debt due in respect of a call.

(c)	It will not be necessary to prove the appointment of the Directors who made the call of any other matter.

6.10	Payment of calls in advance

(a)	The Company may accept from any Member willing to advance the same all or any part of the sum due upon the shares held by the Member beyond the sum actually called for.

(b)	The Company may pay interest on any advance payment to the extent that the amount paid for the time being exceeds the amount of the calls made on the shares in respect of which the advance payment is made, at such rate as the Member who makes the advance payment and the Directors may agree.

(c)	The amount paid in advance will not confer a right to participate in a dividend declared or otherwise participate in profits of the Company in respect of a period before the date on which the amount advanced would but for such payment have become payable.

(d)	The Directors may repay the amount advanced upon giving to the Member at least 14 days’ notice in writing.

7.	FORFEITURE AND LIEN ON SHARES

7.1	Notice to pay calls and interest

If any Member fails to pay any call on or before the day appointed for its payment, the Directors may, at any time thereafter during such time as the call remains unpaid, serve a notice on such Member requiring the Member to pay the call together with any interest that may have accrued and all expenses that may have been incurred by the Company by reason of the non-payment.

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7.2	Form of notice to pay call and interest

The notice will name a day being not less than 10 Business Days from the date of the notice and a place or places on and at which the call, interest, and expenses are to be paid. The notice will also state that if payment is not made at or before the time and at the place appointed, the shares in respect of which the call was made will be liable to be forfeited.

7.3	Failure to comply with notice brings forfeiture

(a)	If the requirements of any such notice are not complied with, any shares in respect of which notice has been given may at any time thereafter be forfeited by a resolution of the Directors to that effect before payment of all calls, interest and expenses due in respect thereof.

(b)	Forfeiture will include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

7.4	Notice of forfeiture

(a)	When any share has been forfeited, notice of the forfeiture will be given to the Member in whose name it stood immediately before the forfeiture and an entry of the forfeiture with the date thereof will forthwith be made in the Register.

(b)	Omission or neglect to give notice or to make an entry as specified in this Article 7.4 will not invalidate a forfeiture in any way.

7.5	Sale of forfeited shares

The Directors may sell, otherwise dispose of or reissue a share which has been forfeited on such terms and in such manner as they think fit and, in the case of reissue, with or without any money paid on the share by any former holder being credited as paid up.

7.6	Cancellation of forfeiture

Where any share has been forfeited, the Directors may, at any time before a sale, disposition or reissue of the share, cancel the forfeiture on such terms as the Directors think fit.

7.7	Company may receive proceeds of sale

Subject to Article 7.13, the Company may receive the consideration (if any) given for a forfeited share on any sale or disposition of the share.

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7.8	Previous holder’s continuing liability to pay calls, etc.

Any Member whose shares have been forfeited ceases to be a Member in respect of the forfeited shares, but is nevertheless liable to pay and will forthwith pay to the Company, all calls, interest and expenses owing on or in respect of those shares at the time of forfeiture, together with interest thereon from the time of forfeiture until payment at the rate of 15% per annum or such other rate as the Directors may determine. The Directors may enforce the payment of such money or any part thereof if they think fit but are not under any obligation so to do.

7.9	Company’s lien on shares and proceeds of sale

(a)	The Company has a first and paramount lien for unpaid calls on the specific shares registered in the name of a Member, whether solely or jointly with others, in respect of which such money is due and unpaid and a first and paramount lien on the proceeds of sale thereof and for expenses which the Company may be called upon by law to pay in connection with such shares or the forfeiture or sale thereof.

(b)	The lien also extends to all dividends from time to time declared in respect of those shares.

(c)	Unless otherwise agreed, the registration of a transfer of shares will operate as a waiver of the Company’s lien (if any) on those shares.

7.10	Another lien: when Company makes payment on Member’s behalf

If any law of any country, state or place imposes or purports to impose any immediate or future liability upon the Company to make any payment or empowers any government or taxing authority or governmental official to require the Company to make any payment:

(a)	in respect of shares held solely or jointly;

(b)	in respect of a transfer or transmission of shares by a Member;

(c)	in respect of dividends, bonuses or other money due or payable or which may become due and payable to a Member; or

(d)	otherwise for or on account of or in respect of a Member,

whether as a consequence of:

(e)	the death of that Member;

(f)	the non-payment of any income tax, capital gains tax, wealth tax or other tax by that Member or the legal personal representative of that Member;

(g)	the non-payment of any estate, probate, succession, death, stamp or other duty by that Member or the legal personal representative of that Member; or

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(h)	any other act or thing,

then, in addition to any right or remedy that law may confer on the Company:

(i)	the Member or, if the Member is deceased, the Member’s legal personal representative will:

(i)	fully indemnify the Company against that liability;

(ii)	reimburse the Company for any payment made under or as a consequence of that law immediately on demand by the Company; and

(iii)	pay interest from the date the Company makes a payment under or as a consequence of that law until the date the Company is reimbursed for that payment at such rate (not exceeding any rate prescribed by or under the Corporations Law) as the Directors determine;

(j)	the Company has a lien upon all dividends and all amounts called upon by law to be paid in respect of the shares held solely or jointly by that Member or that Member’s legal personal representative for all money payable to the Company under this Article 7.10;

(k)	the Company may recover, as a debt due from that member or from that Member’s legal personal representative, any money payable to the Company under this Article 7.10; and

(l)	the Company may refuse to register a transfer of any shares by that Member or that Member’s legal personal representative until all money payable to the Company under this Article 7.10 has been paid.

7.11	Recovery by Company of amount paid on Member’s behalf

All amounts paid or to be paid under Article 7 may be deducted by the Company from any money payable by the Company to that Member or that Member’s executors or administrators (as the case may be) in respect of those shares, or be recovered by the Company by action or otherwise from the Member or the Member’s executors or administrators (as the case may be).

7.12	Enforcement of liens by sale

For the purpose of enforcing any lien, the Directors may sell the shares subject to the lien in such manner as they think fit but, subject to Article 7.10, no sale will be made until notice in writing of the intention to sell has been served on the Member or the Member’s executors or administrators (as the case may be) and the Member or the Member’s executors or administrators has or have defaulted in the payment, fulfilment or discharge of those debts or liabilities for 10 Business Days after service of that notice.

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7.13	Application of proceeds of sale, other disposal or reissue

The proceeds of any sale, other disposal or reissue will be applied in payment of:

(a)	first, the expenses of the sale, other disposal or reissue;

(b)	second, any expenses necessarily incurred in respect of the forfeiture, enforcement of a lien on the sale, other disposal or reissue; and

(c)	third, the calls, interest, expenses, money paid or liabilities due and unpaid,

and the residue (if any) will be held on trust by the Company until paid to the Member or the Member’s executors and administrators or assigns (as the case requires) or as such person (or if more than one such person, as such persons) directs in writing, and the Company will so pay any such residue within 5 Business Days of the Company receiving the share certificate that relates to the forfeited shares or such other satisfactory evidence as the Company may require relating to ownership of the forfeited shares.

7.14	Execution of transfer of shares sold

On any sale or other disposal after forfeiture, or on enforcing a lien in purported exercise of the powers in this Article 7, the Directors may:

(a)	appoint a person to effect a transfer of the shares sold or otherwise disposed of (and such person will have authority to do all such things as may be necessary or appropriate for it to do to effect the transfer); and

(b)	cause the transferee’s name to be entered in the Register in respect of the shares sold or otherwise disposed of.

7.15	Proof of due forfeiture

A certificate in writing under:

(a)	if the Company is a Sole Officer Company, the hand of the only Director: or

(b)	otherwise, the hands of 2 Directors or of one Director and the Secretary,

that a call in respect of any shares was made, that notice of the call was served, that default in payment of the call was made and that forfeiture of the shares was made by resolution of the Directors to that effect will be sufficient evidence of the facts therein stated as against all persons claiming to be entitled to those shares and of the right and title of the Company to dispose of them.

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7.16	Transferee’s title to forfeited shares

(a)	The title of the transferee to the shares sold under this Article 7 is not affected by any irregularity or invalidity in connection with the forfeiture, sale or disposal of the share.

(b)	The transferee is not bound to determine the regularity of the proceedings or the application of the purchase money (if any) and, after the transferee’s name has been entered in the Register in respect of those shares, the validity of the sale or other disposal will not be impeached by any person. The remedy of any person aggrieved by the sale or other disposal will be in damages only and against the Company exclusively.

7.17	Exemption from lien

The Directors may exempt any share wholly or in part from the provisions of this Article 7.

7.18	Protection of lien

The Company may do all such things as may be necessary or appropriate for it to do under any applicable law to protect any lien, charge or other right to which it may be entitled under any law or these Articles.

7.19	Further powers regarding forfeited shares and liens

Where a transfer following sale of any shares after forfeiture or for enforcing a lien, charge or right to which the Company is entitled under any law or under these Articles is effected, the Company may do all things necessary or desirable for it to do under any applicable law in relation that transfer.

8.	TRANSFER OF SHARES

8.1	Forms of transfer

Subject to these Articles, Members may transfer any shares held by them by a written instrument of transfer in any usual form or in any other form approved by the Directors.

8.2	Registration Process

The following provisions apply to instruments of transfer referred to in Article 8.1:

(a)	the instrument of transfer will be executed by or on behalf of the transferor unless the instrument is otherwise a sufficient transfer under the Corporations Law. The instrument of transfer will be signed by or on behalf of the transferee if required by the Company;

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(b)	the instrument of transfer will be left at the share registry of the Company, accompanied by the certificate (if any) in respect of the shares to be transferred and such other evidence as the Directors require to prove the transferor’s title to or right to transfer the shares; and

(c)	on registration of a transfer of shares, the Company will cancel the old certificate (if any).

8.3	Directors may refuse to register transfers

The Directors may refuse to register any transfer of shares without giving any reason for such refusal.

8.4	No transfer if maximum number of Members exceeded

No transfer of shares shall be registered if upon its registration the number of Members would exceed the maximum prescribed by Article 2.

8.5	Retention of transfers by Company

All instruments of transfer which are registered will be retained by the Company, but any instrument of transfer which the Directors decline or refuse to register (except in the case of fraud) will on demand be returned to the transferee.

8.6	Powers of attorney

Any power of attorney granted by a Member empowering the donee to transfer shares which may be lodged, produced or exhibited to the Company or any Officer of the Company will be taken and deemed to continue and remain in full force and effect, as between the Company and the grantor of that power, and the power of attorney may be acted on, until express notice in writing that it has been revoked or notice of the death of the grantor has been given and lodged at the Office or at the place where the Register is kept.

9.	TRANSMISSION OF SHARES

9.1	Title to shares of deceased Member and deceased joint holder

(a)	The executors or administrators of a deceased Member, not being one of several joint holders, will be the only persons recognised by the Company as having any title to the shares registered in the name of that Member or any benefits accruing in respect of the shares and, in the case of the death of any one or more of the joint registered holders of any shares, the survivors will be the only persons recognised by the Company as having any title to or interest in those shares or any benefits accruing in respect thereof. Nothing in these Articles will be taken to release the estate of a deceased Member from any liability.

(b)	Where 2 or more persons are jointly entitled to any share in consequence of the death of the registered holder of that share, for the purpose of these Articles they will be deemed to be joint holders of the shares.

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9.2	Title to shares on death, bankruptcy or incapacity of Member

(a)	Subject to the Bankruptcy Act 1966, any person becoming entitled to shares in consequence of:

(i)	the death or bankruptcy of any Member; or

(ii)	any Member through mental or physical infirmity becoming incapable of managing his or her affairs,

on producing proper evidence that he or she sustains the character in respect of which he or she proposes to act under this Article or of his or her title to the shares, may by notice in writing signed by him or her and delivered or sent to the Company, elect to be registered as a Member in respect of the shares or may transfer the shares.

(b)	All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares are applicable to any such notice or transfer as if the death, bankruptcy, mental infirmity or physical infirmity of the Member had not occurred and the notice or transfer were a transfer signed by that Member.

(c)	If the Company has acted in good faith in so registering such person or the transferee of such person, that person will indemnify the Company to the extent of any loss or damage suffered by the Company as a result of such registration.

9.3	Dividends payable to person entitled to shares on death, bankruptcy or incapacity of Member

A person becoming entitled to a share in the circumstances referred to in Article 9.2 will be entitled to the same dividends and other advantages to which the person would be entitled if registered as the holder of the share, but, before being registered as a holder of the share, the person will not be entitled in respect of the share to exercise any right conferred by membership in relation to general meetings in respect of the share.

10.	ALTERATION OF CAPITAL

10.1	Ordinary resolution to alter Memorandum re capital

The Company may by ordinary resolution passed at a general meeting alter the provisions of its Memorandum of Association in any one or more of the following ways:

(a)	(Create new shares): by increasing its authorised share capital by the creation of new shares of such amount as it thinks expedient;

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(b)	(Consolidate shares): by consolidating and dividing all or any of its authorised share capital into shares of larger amount than its existing shares;

(c)	(Subdivide shares): by subdividing its shares or any of them into shares of smaller amount than is fixed by the Memorandum, but so that in the subdivision the proportion between the amount paid and the amount (if any) unpaid on each share of a smaller amount remains the same as it was in the case of the share from which the share of a smaller amount is derived; or

(d)	(Cancel shares): by cancelling shares that, at the date of the passing of the resolution to that effect, have not been taken or agreed to be taken by any person or that have been forfeited, and by reducing the amount of the Company’s authorised share capital by the amount of the shares so cancelled.

10.2	Special resolution to reduce capital

(a)	Subject to the Corporations Law, the Company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner.

(b)	Without limiting the generality of paragraph (a), the Company when reducing its share capital may resolve that such reduction be effected wholly or in part by the distribution of specific assets (whether held in the name of the Company or in the name of any wholly owned subsidiary of the Company) and in particular paid up shares, debentures, debenture stock or other securities of any other company or in any one or more of such ways.

(c)	Where the Company pursuant to a reduction of its share capital distributes to its Members shares in another corporation:

(i)	the Members will be deemed to have agreed to become members of that corporation; and

(ii)	each of the Members appoints the Company or any of the Directors as its agent to execute any transfer of shares or other document required to effect the distribution of shares to that Member.

10.3	Additional Rights

Where shares are consolidated under Article 10.1(b) or subdivided under Article 10.1(c), the Company in general meeting may determine by special resolution that as between the shares resulting from that consolidation or subdivision, one or more of the shares has some preference or special advantage in relation to dividends, capital, voting or anything else over or compared with one or more of the others.

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10.4	Buy-Back authorisation

The Company may buy shares (other than redeemable preference shares) in itself on terms and at times determined by the Directors in accordance with Part 2.4 Division 4B of the Corporations Law.

11.	VARIATION OF CLASS RIGHTS

11.1	Consent or special resolution of Members in class

If at any time the share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated unless otherwise provided by these Articles or by the terms of issue of the shares of that class:

(a)	with the consent in writing of the holders of three-fourths of the issued shares included in that class; or

(b)	with the sanction of a special resolution passed at a separate meeting of the holders of those shares.

11.2	Rules applying to meetings of class Members

The provisions from time to time contained in these Articles concerning meetings will apply, so far as they are capable of application and with the necessary changes, to every meeting held under Article 11.1 but so that the necessary quorum is 2 or more persons, who between them, hold or represent, by proxy or attorney or Representative at least one-fourth of the issued shares of the class. Any holder of shares of the class present in person or by proxy, attorney or Representative may demand a poll.

11.3	No variation of rights by further issue

The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not be deemed to be varied by the creation or issue of further shares ranking equally with the firstmentioned shares, unless otherwise expressly provided by the terms of issue of the shares of that class.

11.4	Deemed variation of preference shareholders rights

Notwithstanding any other provision of these Articles, any issue by the Company of securities ranking in priority to, and any conversion of any securities to securities ranking equally or in priority to, a class of preference shares is deemed to be a variation or abrogation of the rights attached to that class of preference shares.

12.	GENERAL MEETINGS

12.1	Convening of general meetings

(a)	The Directors may convene a general meeting whenever they think fit.

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(b)	The Directors will convene a general meeting on a requisition of Members as provided by the Corporations Law.

12.2	Notice period

Subject to the provisions of the Corporations Law relating to agreements for shorter notice, where it is proposed to pass a special resolution not less than 21 days’ notice and in other cases not less than 14 days’ notice of a general meeting will be given to the Members.

12.3	Contents of notice

A notice of a general meeting will specify:

(a)	the place, day and time of meeting;

(b)	in the case of special business, the general nature of that business; and

(c)	in the case of an election of Directors, the names of the candidates for election.

12.4	Failure to give notice

Subject to the Corporations Law, the accidental omission to give notice of any general meeting to or the non-receipt of that notice by any of the Members will not invalidate any resolution passed at that meeting.

12.5	Notice of adjourned meeting in certain circumstances only

(a)	Whenever a general meeting is adjourned for less than 21 days, no further notice of the time and place of the adjourned meeting need be given.

(b)	Whenever a general meeting is adjourned for 21 days, or more, at least 3 days’ notice of the time and place of the adjourned meeting will be given to Members.

12.6	Persons entitled to notice of general meeting

Notice of every general meeting of the Company will be given in a manner authorised by Article 34.1 and in accordance with the Corporations Law to:

(a)	every Member;

(b)	every Director and Alternate Director; and

(c)	the auditors of the Company.

No other person is entitled to receive notices of general meetings.

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12.7	Persons entitled to attend general meetings

(a)	All Members are entitled to attend general meetings of the Company as well as any other persons entitled to attend under the Corporations Law.

(b)	The chairperson may require any person to leave and remain out of any general meeting who in the opinion of the chairperson is not complying with his or her reasonable directions.

12.8	Postponement or Cancellation of Meeting

The Directors may whenever they think fit postpone or cancel any general meeting other than a meeting convened as a result of a requisition under Article 12.1(b).

13.	PROCEEDINGS AT GENERAL MEETINGS

13.1	Special business

(a)	All business transacted at a general meeting is special business except for:

(i)	receiving and consider the profit and loss account, the balance sheet, and any other accounts, reports and statements as are required to be laid before the meeting;

(ii)	to elect Directors in the place of those retiring;

(iii)	to determine the remuneration of the Directors.

(b)	Except pursuant to the provisions of the Corporations Law, with the prior approval of the Directors, or with the permission of the chairperson, no person may, as regards any special business of which notice has been given, move at any general meeting any resolution (other than a resolution in the same terms as specified in that notice) or any amendment of a resolution.

13.2	Quorum

(a)	A quorum for a general meeting is:

(i)	if the Company has only one Member, one person; or

(ii)	otherwise, 2 persons,

provided that each such person is a Member, or a proxy of a Member, or attorney of a Member, or a Representative entitled to vote at that meeting.

(b)	No business can be transacted at any general meeting unless the requisite quorum is present at the commencement of the meeting.

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(c)	If a quorum is present at the beginning of a general meeting it is deemed present throughout the meeting unless the chairperson otherwise declares on the chairperson’s own motion or at the instance of a Member, the attorney of a Member, the proxy of a Member, or a Representative.

13.3	Chairperson

(a)	The chairperson of Directors or in the chairperson’s absence the deputy chairperson, if any, will preside as chairperson at every general meeting of the Company.

(b)	If there is no such chairperson or deputy chairperson, or if at any general meeting neither the chairperson nor the deputy chairperson are present within 15 minutes of the time appointed for holding the meeting or willing to act, the Director or Directors present may choose another Director as chairperson.

(c)	If no Director is present or if all Directors present decline to take the chair, the Members present may choose one of their number to be chairperson.

13.4	If quorum absent

If half an hour after the time appointed for a general meeting a quorum is not present, a meeting convened by the Directors on a requisition of Members or by such requisitionists as is provided by the Corporations Law will be dissolved, but in any other case the meeting will be adjourned to such other day, time and place as the Directors may by notice to the shareholders appoint, but failing such appointment, then to the same day in the next week at the same time and place as the meeting adjourned.

13.5	Dissolution of adjourned general meeting if quorum absent

If at any adjourned general meeting a quorum is not present after half an hour from the time appointed for that adjourned general meeting, then the meeting shall be dissolved.

13.6	Chairperson has casting vote

In the case of an equality of votes at any general meeting, the chairperson has a casting vote both on a show of hands and on a poll, in addition to the vote or votes to which the chairperson is entitled as a Member, proxy or attorney of a Member or Representative.

13.7	Voting: show of hands or poll

At any general meeting a resolution put to the vote of the meeting will be decided on a show of hands unless before or on the declaration of the result of the show of hands a poll is demanded:

(a)	by the chairperson;

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(b)	by at least 5 Members, present in person or by proxy or attorney or by a Representative, having the right to vote at the meeting;

(c)	by any Member or Members, present in person or by proxy or attorney or by a Representative, who are together entitled to at least 10% of the total voting rights of all the Members having the right to vote at the meeting; or

(d)	by a Member or Members, present in person or by proxy or attorney or by a Representative, holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to at least 10% of the total sum paid up on all the shares conferring that right, but no poll will be demanded on the election of a chairperson or the adjournment of any meeting.

13.8	Questions decided by majority

Subject to the requirements of the Corporations Law in relation to special resolutions, a resolution will be taken to be carried if the proportion that the number of votes in favour of the resolution bears to the total number of votes on the resolution exceeds one-half.

13.9	Declaration by chairperson that resolution carried

A declaration by the chairperson that a resolution has on a show of hands been carried or carried by a particular majority or lost or not carried by a particular majority and an entry to that effect in the book of proceedings of the Company will be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

13.10	Conduct of poll

(a)	If a poll has been demanded under this Article 13, it will be taken in such manner and at such time and place as the chairperson directs, and either at once or after an interval or adjournment or otherwise.

(b)	The result of the poll will be deemed to be the resolution of the general meeting at which the poll was demanded.

(c)	The demand for a poll may be withdrawn.

13.11	Continuation of meeting notwithstanding poll

The demand for a poll will not prevent the continuance of the meeting or the transaction of any business other than the resolution on which a poll has been demanded.

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13.12	Adjournment of general meetings

If so directed by the general meeting, the chairperson will adjourn the meeting from time to time and from place to place; but no business will be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

13.13	General Conduct of Meetings

(a)	The chairperson will be responsible for the general conduct of general meetings and for the procedures to be adopted at general meetings.

(b)	The chairperson may make rulings and may adjourn the meeting without putting the question (or any question) to the vote if such action is required to ensure the orderly conduct of the meeting.

(c)	The chairperson may require the adoption of any procedures which are in the chairperson’s opinion necessary or desirable for the proper and orderly casting or recording of votes at any general meeting of the Company, whether on a show of hands or on a poll.

(d)	The chairperson may determine conclusively any dispute concerning the admission, validity or rejection of a vote.

(e)	Persons in possession of visual-recording, pictorial-recording or sound-recording devices or placards, banners or articles considered by the Directors or the chairperson to be dangerous, offensive or liable to cause disruption, or persons who refuse to produce or to permit examination of any articles in their possession or the contents thereof, may be refused admission to any general meeting or may be required to leave and remain out of the meeting.

(f)	Nothing contained in this Article 13.13 will be taken to limit the powers conferred on the chairperson by law.

13.14	Written resolutions of Members

(a)	If all of the Members required to be given notice of a meeting as specified in Article 12.6, being not less than the number of Members required to constitute a quorum for a meeting of the Members, have signed a document containing a statement that they are in favour of a resolution of the Members in terms set out in the document, a resolution in those terms will be deemed to have been passed at a meeting of the Members held on the day on which the document was signed and at the time at which the document was last signed by a Member or, if the Members signed the document on different days, on the day on which, and at the time at which the document was last signed by a Member.

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(b)	For the purposes of this Article 13.14:

(i)	2 or more separate documents containing statements in identical terms each of which is signed by one or more Members will together be deemed to constitute one document containing a statement in those terms signed by the Members;

(ii)	a reference to all the Members does not include a reference to a Member who, at a meeting of Members, would not be entitled to vote on the resolution; and

(iii)	any document so signed by a Member may be received by the Company at the Office (or other place agreed by the Directors) by post, by facsimile or other electronic means or by being delivered personally by that Member.

14.	VOTES AT GENERAL MEETINGS

14.1	Number of votes

Subject to any special rights or restrictions for the time being attaching to any class of shares in the capital of the Company and Article 14.8:

(a)	on a show of hands at a general meeting every person present who is either a Member, a proxy, an attorney or a Representative of a Member has one vote; and

(b)	on a poll at a general meeting every Member (not being a corporation) present in person or by proxy or attorney and every Member (being a corporation) present by a Representative or by proxy or attorney has one vote for each share that Member holds, but:

(i)	if at any time there is on issue any share which has not been fully paid up as to both par value and premium (if any) that share on a poll will confer only that fraction of one vote which the amount paid up on that share on account of par value and premium excluding any amounts paid up in advance of the due date for payment thereof bears to the total issue price thereof; and

(ii)	if the total of the whole votes and fractions of votes to which a Member is entitled on a poll does not constitute a whole number, then that fractional pan will be disregarded.

14.2	Votes of incapacitated Member

If a Member is of unsound mind or is a person whose person or estate is liable to be dealt with in any way under the law relating to mental health, the Member’s committee or trustee or such other person as properly has the management of the Member’s estate may exercise any rights of the Member in relation to a general meeting as if the committee, trustee or other person were the Member.

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14.3	No vote if call unpaid

Notwithstanding this Article 14, a Member will not be entitled to vote on any question, either personally, by proxy, by attorney, or by a Representative at any general meeting, or on a poll, in respect of any shares on which any calls due or payable by the Member in respect of the shares to the Company have not been paid.

14.4	Chairperson to determine disputes relating to votes

In the case of any dispute as to the admission or rejection of a vote, the chairperson may determine the dispute and such determination made in good faith will be conclusive.

14.5	Objections to qualification to vote

(a)	No objection to the qualification of any person to vote will be raised except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at that meeting is valid for all purposes.

(b)	Any objection made in due time will be referred to the chairperson, whose decision made in good faith is final and conclusive.

14.6	Vote of joint holders

(a)	Where there are joint registered holders of any shares, any one of them may vote at any general meeting personally, by proxy, by attorney, or by Representative in respect of those shares as if that person was solely entitled thereto.

(b)	If more than one of the joint holders is present at any general meeting personally, by proxy, by attorney, or by Representative, only the person present whose name stands first in the Register in respect of the shares is entitled to vote in respect thereof personally, by proxy, by attorney, or by Representative.

(c)	Several executors or administrators of a deceased Member in whose sole name any shares stand for the purposes of this Article 14.6 will be deemed joint holders thereof.

14.7	Proxy not to vote if Member present

If a Member is present at a meeting of the Company and a proxy or attorney for such Member is also present, the proxy or attorney is not in respect of the shares to which the proxy or attorney relates entitled to vote on a show of hands or on a poll.

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14.8	When numerous proxies or Representatives are present

If more than one proxy or attorney or Representative for a Member is present at a meeting of the Company, none of them will be entitled to vote on a show of hands, and on a poll the vote of each one is of no effect unless each such person is appointed to exercise a specified proportion of the Member’s voting rights and such proportions do not in aggregate exceed 100%.

14.9	No vote if contrary to Corporations Law

Notwithstanding any other Article, a Member will not be entitled to vote, and any vote purported to be cast by the Member or any proxy, attorney or Representative for the Member, will be disregarded on a particular resolution where such a vote is prohibited by the Corporations Law.

15.	PROXIES AND REPRESENTATIVES

15.1	Right to appoint proxy/attorney

(a)	A Member who is entitled to attend and vote at a general meeting of the Company or at a meeting of any class of Members of the Company is entitled to appoint not more than 2 other persons (whether Members or not) as the Member’s proxy or proxies or attorney or attorneys, as the case may be, to attend and vote instead of the Member at the meeting.

(b)	Where a Member appoints 2 proxies or attorneys, the appointment is of no effect unless each proxy or attorney, as the case may be, is appointed to represent a specified proportion of the Member’s voting rights.

(c)	A proxy or attorney may be appointed for all meetings or for any number of meetings or for a particular purpose.

15.2	Proxy or attorney will be written

An instrument appointing a proxy or attorney:

(a)	will be in writing under the hand of the appointer or of the appointer’s attorney duly authorised in writing or, if the appointer is a corporation, under its common seal or the hand of its duly authorised attorney; and

(b)	may contain directions as to the manner in which the proxy or attorney, as the case may be, is to vote in respect of any particular resolution or resolutions.

A facsimile of a written appointment of a proxy or a power of attorney is valid.

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15.3	Directors or chairperson decide validity

The Directors’ or chairperson’s decision as to the validity of a proxy or power of attorney or a facsimile thereof will be final and binding.

15.4	Authority conferred on Proxy or Attorney

Unless otherwise provided in the instrument, an instrument appointing a proxy or attorney will be taken to confer authority:

(a)	to agree to a meeting being convened by shorter notice than is required by the Corporations Law or by these Articles;

(b)	to agree to a resolution being proposed and passed as a special resolution at a meeting of which less than 21 days’ notice has been given;

(c)	even though the instrument may refer to specific resolutions and may direct the proxy or attorney how to vote on those resolutions:

(i)	to vote on any amendment moved to the proposed resolutions and on any motion that the proposed resolutions not be put or any similar motion; and

(ii)	to vote on any procedural motion, including any motion to elect the chairperson, to vacate the chair or to adjourn the meeting;

(d)	to speak on any proposed resolution on which the proxy or attorney may vote; and

(e)	to demand or join in demanding a poll on any resolution on which the proxy or attorney may vote.

15.5	Power of attorney and proxy form to be deposited before meeting

An instrument appointing an attorney or a proxy and, the power of attorney or other authority (if any) under which it is signed or a copy of that power or authority certified as a true copy by statutory declaration or a facsimile of any of the documents referred to in this Article, will be deposited at the Office not less than 48 hours before the time scheduled for commencement of the meeting (or any adjournment of that meeting) at which the person named in the instrument intends to vote.

15.6	Vote by proxy valid notwithstanding intervening death etc. of Member

A vote given in accordance with the terms of an instrument appointing a proxy or attorney will be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the proxy or power of attorney or transfer of the share in respect of which the vote is given, if no intimation in writing of the death, unsoundness of mind, revocation or transfer has been received at the Office, not less than 48 hours before the time scheduled for the commencement of the meeting at

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which the person named in the proxy or power of attorney, as the case may be, intends to vote.

15.7	Member may indicate whether proxy is to vote for or against resolution

(a)	Any form of proxy sent out by the Company to Members in respect of a proposed general meeting of Members will make provision for the Member to indicate whether the Member wishes to vote for or against any resolution.

(b)	The Member may but need not give an indication or direction as to the manner in which a proxy is to vote in respect of a particular resolution.

(c)	Where an indication or direction is given, the proxy is not entitled to vote on the resolution on behalf of that Member except in accordance with that indication or direction.

15.8	Form of proxy/attorney

Every instrument appointing a proxy or attorney whether for a specified meeting or otherwise will be in such form as the Directors may prescribe or accept.

15.9	Failure to name appointee

Any instrument of proxy in which the name of the appointee is not filled in will be deemed to be given in favour of the chairperson or such other person as is nominated by the Directors in the notice convening the relevant general meeting.

15.10	Appointment of Representative by Corporation

(a)	Any corporation which is a Member of the Company by a resolution of its directors may authorise any person (whether a Member or not) it thinks fit to act as its Representative at all meetings or any particular meeting or meetings held during the continuance of the authority, whether the meeting is of the Company or of any class of Members of the Company.

(b)	That person, acting in accordance with his or her authority until it is revoked by the corporation, is entitled to exercise the same powers on behalf of that corporation as that corporation could exercise if it were a natural person who was a Member of the Company.

15.11	Proof of appointment or revocation of appointment of Representative

A certificate under the seal of the corporation or such other document as the chairperson of the meeting in his or her sole discretion considers sufficient will be prima facie evidence of the appointment or of the revocation of the appointment (as the case may be) of a Representative under Article 15.10.

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16.	DIRECTORS: APPOINTMENT AND REMOVAL

16.1	Number of Directors

(a)	Subject to paragraph (b), the number of Directors will be such number as the Directors may determine, provided that the Directors will not reduce the number of Directors below the number in office at the time of such determination.

(b)	The Company in general meetings may by ordinary resolution increase or reduce the number of Directors, provided that the minimum will not be less than one.

16.2	Limited ability of Directors to act during vacancies

The continuing Directors may act notwithstanding any vacancy in their number; but for as long as the number of Directors is below the minimum fixed by these Articles, the Directors will not act except in emergencies or for the purpose of filling up vacancies or convening a general meeting of the Company.

16.3	Director need not be Member

A Director need not be a Member of the Company.

16.4	Directors may attend and speak at general meetings

A Director is entitled to receive all notices to be served or given under Article 12.6 and is entitled to attend and speak at all meetings the subject of such notices and at every meeting of the holders of every class of shares.

16.5	Directors may fill casual vacancies and may appoint additional Directors

(a)	The Directors have power to appoint any person as a Director either to fill a casual vacancy or as an addition to the Directors.

(b)	Any Director so appointed will retire at the next following general meeting of the Company and will then be eligible for re-election.

16.6	Appointment of Directors by general meeting

Subject to the provisions of these Articles, the Company in general meeting may by ordinary resolution appoint new Directors.

16.7	Resignation of Directors

A Director may resign from office on giving the Company notice in writing.

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16.8	Removal of Directors by general meeting

Subject to the Corporations Law, the Company in general meeting may by ordinary resolution:

(a)	remove any Director; and

(b)	appoint another qualified person in place of that Director.

16.9	Suspension of Director guilty of prejudicial behaviour

(a)	If the conduct or position of any Director is such that continuance in office appears to a majority of the Directors to be prejudicial to the interests of the Company, a majority of the Directors at a meeting of the Directors specially convened for that purpose may suspend that Director.

(b)	Within 14 days of the suspension, the Directors will call a general meeting, at which the Members may either confirm the suspension and remove that Director from office in accordance with Article l8.8, or annul the suspension and reinstate that Director.

16.10	Vacation of office of Director: automatic

The office of a Director is vacated if that Director:

(a)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(b)	is absent without the consent of the Directors from all meetings of the Directors held during a period of 3 months and the Directors resolve that his or her office be vacated;

(c)	resigns the office of Director in accordance with Article 16.7 or 18.3;

(d)	is removed under the provisions of Article 16.8 or 18.2;

(e)	ceases to be a Director by virtue of Article 18.4;

(f)	becomes bankrupt or suspends payment or liquidates by arrangement or compounds with or assigns his or her estate for the benefit of his or her creditors; or

(g)	otherwise ceases to be, or becomes prohibited from being, a Director by virtue of the Corporations Law.

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17.	RETIREMENT OF DIRECTORS

17.1	Retirement of Directors at general meeting in certain circumstances

All of the Non-Executive Directors shall retire from office and be eligible for re-election at every general meeting at which it is determined by ordinary resolution that it shall so happen.

17.2	Retiring Director stays for meeting

A Director retiring will retain office until the dissolution or adjournment of the general meeting at which that Director retires.

17.3	Election of Directors by general meeting

Subject to the provisions of these Articles, the Company in general meeting at which any Director retires or at the conclusion of which any Director ceases to hold office may fill up all or any of the vacated offices by electing a like number of persons to be Directors.

17.4	Director may continue if place not filled

If the vacated office is not filled by election, the retiring Director, if offering himself or herself for re-election and not being disqualified under the Corporations Law from holding office as a Director, is deemed to have been re-elected unless at that meeting:

(a)	it is expressly resolved not to fill the vacated office at that time; or

(b)	a resolution for the re-election of that Director is put and lost.

17.5	Nomination of Directors for office

No person other than a Director retiring in accordance with these Articles is eligible for election to the office of Director at any general meeting unless in the case of a person whose nomination is recommended by the Directors, at least 21 days, and in any other case, at least 30 Business Days before the meeting there has been left at the Office:

(a)	a notice in writing signed by a Member duly entitled to attend and vote at the meeting for which such notice is given of that Member’s intention to propose the person for election; and

(b)	notice in writing signed by the person of his or her willingness to be elected.

Members duly entitled to attend and vote at the meeting may also propose themselves for election in accordance with these Articles. Notice of each and every candidature will be given to all Members at least 14 days before the meeting at which the election is to be held.

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18.	MANAGING DIRECTOR AND EXECUTIVE DIRECTORS

18.1	Appointment of Managing Directors

The Directors may appoint one or more of their number as Managing Directors either for a fixed term or without any limitation as to the period for which the person appointed is to hold the office.

18.2	Removal, suspension, replacement of absent Managing Director

Subject to the provisions of any contract between a Managing Director and the Company, the Directors may from time to time remove or dismiss or suspend a Managing Director from that office and appoint another or others in his or her place, or appoint a temporary substitute for a Managing Director while that Managing Director is absent or unable to act. No Managing Director is entitled to attend or vote at any meeting of Directors while under suspension from office.

18.3	Retirement of Managing Directors

Subject to the provisions of any contract between each Managing Director and the Company, a Managing Director is subject to the same provisions as to resignation and removal as the other Directors, and will immediately cease to be a Managing Director if for any reason he or she ceases to hold the office of Director.

18.4	Executive Directors ceasing to be an employee

(a)	Each Executive Director ceases to be a Director on ceasing to be a full time employee of the Company or a related body corporate of the Company.

(b)	A person ceasing to be a Director by virtue of this Article will not for that reason alone be rendered ineligible for appointment or election as a Director under any other Article.

18.5	Powers of Managing Directors and Executive Directors

(a)	The Directors may entrust to and confer on each Managing Director and each Executive Director such of the powers exercisable under these Articles by the Directors as they think fit.

(b)	The Directors may so confer any such powers for the time and to be exercised for any objects and purposes and on any terms and conditions and with such restrictions as they think fit.

(c)	The Directors may confer such powers either collaterally with or to the exclusion of and in substitution for all or any of the powers of the Directors in that behalf, and may revoke, withdraw, alter or vary all or any of the powers.

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(d)	Notwithstanding any provision of these Articles, every Managing Director and Executive Director will at all times and in all respects be subject to the control of the Directors.

19.	POWERS OF COMPANY AND ITS DIRECTORS

19.1	Directors have powers of the Company

(a)	The management of the business and affairs of the Company is vested in the Directors.

(b)	The Directors may exercise all powers and do all such acts and things which the Company is authorised or permitted to exercise and do and which are not by these Articles or by statute directed or required to be exercised or done by the Company in general meeting.

(c)	The operation and effect of this Article 19.1 are not limited in any way by the following provisions of this Article 19.

19.2	Directors may exercise Company’s power to borrow

The Directors may exercise all the powers of the Company to borrow or raise money, to charge any property or business of the Company and all or any of its unpaid capital, to issue debentures or give any other security for a debt, liability or obligation of the Company or of any other person, to guarantee or to become liable for the payment of money or the performance of any obligations by any other person, and may exercise all the powers of the Company in relation to any official seal for use outside the State and in relation to branch registers.

19.3	Directors may exercise power to give security

The Directors may exercise the powers conferred on them by Article 19.2 in such manner and upon terms and conditions in all respects as they think fit, and in particular but without limiting the generality of the foregoing, by the issue of any debenture, debenture stock (perpetual, redeemable or otherwise), bonds, notes, charge, bill of sale, debt instrument or other security on the whole or any pan of the property of the Company (both present and future), including its uncalled capital for the time being.

19.4	Debentures may be issued at discount or premium

Any debentures, debenture stock, bonds, notes, other security or debt instrument may be issued by the Company at a discount, premium or otherwise and with any special privileges as to redemption, surrender, drawings, conversion, allotment of shares, attending and voting at general meetings of the Company, appointment of directors, or other matter.

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19.5	Assignability of debentures

Debentures, debenture stock, bonds, notes, charges, bills of sale, other securities or debt instruments issued or given by the Company may be made assignable free from any equities between the Company and the person to whom the same may be issued.

19.6	Commission on issue of debentures

The Company may pay a commission to any person for subscribing or agreeing to subscribe for or procuring or agreeing to procure subscriptions for any debentures, debenture stock, bonds, notes, other securities or debt instruments of the Company.

19.7	Security from Company for Directors

If the Directors or any of them or any other person become or are about to become personally liable for the payment of any sum due from the Company, the Directors may execute or cause to be executed any mortgage, charge, bill of sale or security over or affecting the whole or any part of the assets of the Company in order to secure the Directors or persons so becoming liable from any loss in respect of such liability.

19.8	Directors may appoint attorney or agent

(a)	The Directors may, by resolution, power of attorney under seal, or other written instrument, appoint any person or persons, including any as described in Article 27.3, to be attorney or agent of the Company for such purposes, with such powers, authorities and discretions being powers, authorities and discretions vested in or exercisable by the Directors for such period and subject to such conditions as they think fit.

(b)	The appointment may be on such terms for the protection and convenience of persons dealing with the attorney or agent as the Directors think fit and may also authorise the attorney or agent to delegate all or any of the powers, authorities and discretions vested in him.

19.9	Execution of Company cheques, etc.

All cheques, promissory notes, banker’s drafts, bills of exchange and other negotiable instruments signed, drawn, accepted, endorsed or otherwise executed by the Company, and all receipts for money paid to the Company, will be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner and by such persons as the Directors determine.

20.	REMUNERATION OF DIRECTORS

20.1	Remuneration of Non-Executive Directors

(a)	The Non-Executive Directors will be paid out of the funds of the Company by way of remuneration for their services a fixed sum as is determined by

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a general meeting, but until so determined that remuneration will be such sum as the Directors determine.

(b)	Remuneration will be paid to or applied for the benefit of the Non-Executive Directors in such proportions and in such manner as the Non-Executive Directors determine, and will be paid to them equally failing such determination.

(c)	The remuneration of the Non-Executive Directors will be deemed to accrue from day to day.

20.2	Remuneration of Executive Directors

The remuneration of the Executive Directors will, subject to the provisions of any contract between each of them and the Company, be fixed by the Directors, and may be by way of fixed salary or commission on or percentage of profits of the Company or of any other company in which the Company is interested or partly in one way and partly in another or others.

20.3	Payments on retirement, loss of office or death of Director

Subject to the Corporations Law, the Directors may give a prescribed benefit including an exempt benefit to a person in connection with the retirement of a person from a prescribed office in relation to the Company.

20.4	Remuneration of Directors - extra services, payment of expenses and increases in fees

(a)	If any Director is called upon to perform extra services or to make any special exertion in going or residing abroad or otherwise for any of the purposes of the Company, subject to the Corporations Law the Company may pay additional remuneration or provide benefits to that Director as the Directors determine.

(b)	The Directors are also entitled to be paid their reasonable travelling, accommodation and other expenses incurred in consequence of their attendance at meetings of Directors, and otherwise in the execution of their duties as Directors.

20.5	Interests in staff funds

Subject to the Corporations Law, any Director may participate in any association, institution, fund, trust or scheme for the benefit of past or present employees or Directors of the Company, a related body corporate or any of their respective predecessors in business or for the benefit of the dependants of any such persons or for the benefit of persons connected with any of those persons.

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21.	DIRECTORS’ CONTRACTS WITH COMPANY

21.1	Director may hold other office of profit

A Director may hold any other office or place of profit in the Company in conjunction with the office of Director, on such terms as the Directors arrange.

21.2	Contract not avoided when Director interested

(a)	No Director will be disqualified by virtue of holding the office of Director from holding any office or place of profit under any corporation in which the Company is a shareholder or is otherwise interested.

(b)	No Director will be disqualified by virtue of holding the office of Director from contracting with the Company or any corporation in which the Company is a shareholder or is otherwise interested, either as vendor, purchaser or otherwise, and nor will any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be avoided.

(c)	A Director is not liable to account to the Company for any profit arising from that office or place of profit or realised by the contract or arrangement, or by any participation in an association or otherwise under Article 20.5 by reason only of the Director holding that office or of the fiduciary relations thereby established, but the nature of the Director’s interest will be disclosed by the Director in the manner required by the Corporations Law.

21.3	When a Director may vote

(a)	A Director who has an interest in a matter that is being considered at a meeting of Directors, may, despite that interest, vote, be present and be counted in a quorum at that meeting, unless that is prohibited by the Corporations Law.

(b)	No act of the Company is invalid or voidable by reason only of a failure of the Director to comply with such prohibition.

21.4	Director may act in professional capacity

Subject to the Corporations Law:

(a)	any Director may act by himself or herself or the Director’s firm may act in a professional capacity for the Company or any other corporation in which the Company is a shareholder or is otherwise interested; and

(b)	that Director and that Director’s firm will be entitled to remuneration for professional services as if that Director were not a Director.

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21.5	Director may affix Seal notwithstanding interest

Notwithstanding that a Director is interested in a contract or arrangement, that Director may be appointed as the Director to sign on behalf of the Company or in whose presence the Seal of the Company is to be affixed to any instrument to which the interest relates.

21.6	Record of disclosures by Directors

It is the Secretary’s duty to record in the minutes any disclosure given by a Director under this Article 21.

22.	PROCEEDINGS OF DIRECTORS

22.1	Meetings of Directors

The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit.

22.2	Quorum for meetings of Directors

(a)	The Directors may determine the quorum necessary for the transaction of business.

(b)	Until otherwise determined, a quorum for the purpose of considering a matter at a meeting will be:

(i)	if the Company is a Sole Director Company, one person; or

(ii)	otherwise, 2 persons,

provided that each such person is a Director or an Alternate Director and is entitled under the Corporations Law (notwithstanding any interest the Director or Alternate Director may have in the matter for consideration by the Directors) to vote on a motion that may be moved in relation to such matter at that meeting.

(c)	A meeting of the Directors during which a quorum is present is competent to exercise all or any of the authorities, powers and discretions under these Articles for the time being vested in or exercisable by the Directors generally.

(d)	Where a quorum cannot be established for a meeting of Directors (or consideration of a particular matter) a Director may convene a general meeting of Members to deal with the matter or the matters in question.

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22.3	Convening meetings of Directors

A Director may at any time and the Secretary will on the request of a Director convene a meeting of the Directors.

22.4	Notice of meetings of Directors

(a)	Notice of every Directors’ meeting will be given to each Director and Alternate Director who is within Australia, but it is not necessary to give notice to any Director or Alternate Director who is outside Australia.

(b)	Notice of a meeting of Directors may be given in writing or by radio, telephone, closed-circuit television or other electronic means of audio or audio-visual communication.

(c)	Notwithstanding paragraphs (a) and (b) the omission to give notice of any meeting to or the non-receipt of that notice by any of the Directors will not invalidate any resolution passed at that meeting.

22.5	Meetings by Electronic Means

(a)	Without limiting the discretion of the Directors to regulate their meetings under Article 22.1, the Directors may, if they think fit, confer by radio, telephone, closed circuit television or other electronic means of audio or audio-visual communication.

(b)	Notwithstanding that the Directors are not present together in one place at the time of the conference, a resolution passed by such a conference will be deemed to have been passed at a meeting of the Directors held on the day on which and at the time at which the conference was held.

(c)	The provisions of these Articles relating to proceedings of Directors apply to such conferences to the extent that they are capable of applying, and with the necessary changes.

(d)	A Director present at the commencement of the conference will be conclusively presumed to have been present and, subject to other provisions of these Articles, to have formed part of the quorum throughout the conference.

(e)	Any minutes of a conference of the type referred to in Article 22.5(a) purporting to be signed by the chairperson of that conference or by the chairperson of the next succeeding meeting of Directors will be sufficient evidence of the observance of all necessary formalities regarding the convening and conduct of the conference.

(f)

When by the operation of Article 22.5(b) a resolution is deemed to have been passed at a meeting of the Directors, that meeting will be deemed to have been held at such place as is determined by the chairperson of the

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relevant conference, provided that at least one of the Directors who took part in the conference was at such place for the duration of the conference.

22.6	Votes at meetings of Directors

(a)	Questions arising at any meeting of the Directors will be decided by a majority of votes and, subject to the provisions of Article 21, each Director has one vote.

(b)	A person who is an Alternate Director is entitled to one vote (in addition to the Alternate Director’s own vote as a Director, if any) on behalf of each Appointor whose alternate the Alternate Director is and who is not personally present.

22.7	Casting vote for chairperson of Directors

In case of an equality of votes the chairperson of a meeting of Directors will have a second or casting vote.

22.8	Chairperson and deputy chairperson of Directors

(a)	The Directors may elect a chairperson of Directors.

(b)	The Directors may also elect a deputy chairperson who in the absence of the chairperson at a meeting of the Directors may exercise all the powers and authorities of the chairperson.

(c)	If no chairperson or deputy chairperson is elected or if at any meeting the chairperson or deputy chairperson is not present within half an hour of the time appointed for holding the same, the Directors present will choose one of their number to be chairperson of that meeting.

(d)	The Directors may determine the period for which a person elected as chairperson or deputy chairperson is to hold office.

(e)	If the Directors do not make such a determination then the person concerned will hold office until otherwise resolved by the Directors or until the person ceases to be a Director.

(f)	If the Directors do make such a determination then the person concerned will hold office until the first to occur of the expiration of that period, the person ceasing to be a Director or the Directors at any time during that period resolving that the person will from that time cease to hold that office.

(g)	When a Director who is the chairperson or deputy chairperson retires at a general meeting and is re-appointed or re-elected as a Director at that meeting, that chairperson or deputy chairperson will not by that fact alone cease to be the chairperson or deputy chairperson as the case may be.

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22.9	Committees of Directors

(a)	The Directors may delegate any of their powers to committees consisting of one or more members who are Directors as they think fit, and the Directors may from time to time revoke that delegation.

(b)	A committee will conform to any regulations that may be imposed upon it by the Directors in the exercise of its powers.

(c)	So far as they are capable of application and with the necessary changes, the provisions of the Articles for regulating the meetings and-proceedings of the Directors govern the meetings and proceedings of committees of 2 or more members to the extent that the same are consistent with any regulations made by the Directors.

(d)	Where a committee consists of 2 or more members, a quorum will be any 2 members or such larger number as the committee itself determines.

22.10	Defects in appointment or qualifications of Director

All acts done at any meeting of the Directors or of a committee of Directors or by any person acting as a Director will be as valid as if every such person or committee had been duly appointed and every Director was qualified and entitled to vote, notwithstanding that it is afterwards discovered that there was some defect in the appointment of a Director or of the committee or of the person acting as aforesaid, or that any Director was disqualified or not entitled to vote.

22.11	Written resolutions of Directors

(a)	If more than one-half of the Directors required to be given notice of a meeting as specified in Article 22.4, being not less than the number of Directors required to constitute a quorum for a meeting of the Directors, have signed a document containing a statement that they are in favour of a resolution of the Directors in terms set out in the document, a resolution in those terms will be deemed to have been passed at a meeting of the Directors held on the day on which the document was signed and at the time at which the document was last signed by a Director or, if the Directors signed the document on different days, on the day on which, and at the time at which the document was last signed by a Director.

(b)	For the purposes of this Article 22.11:

(i)	2 or more separate documents containing statements in identical terms each of which is signed by one or more Directors will together be deemed to constitute one document containing a statement in those terms signed by the Directors;

(ii)	a reference to all the Directors does not include a reference to a Director who, at a meeting of Directors, would not be entitled to vote on the resolution;

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(iii)	a document signed by an Alternate Director need not also be signed by the Alternate Director’s Appointor and, if signed by a Director who has appointed an Alternate Director, need not be signed by the Alternate Director in that capacity; and

(iv)	any document so signed by a Director may be received by the Company at the Office (or other place agreed by the Directors) by post, by facsimile or other electronic means or by being delivered personally by that Director.

23.	ALTERNATE DIRECTORS

23.1	Appointment and removal of Alternate Directors

(a)	Each Director has power to appoint any person approved for that purpose by a majority of the other Directors, to be the alternate of the Director in the Appointor’s place during such times as the Appointor determines, and will have power at the Appointor’s discretion to remove that Alternate Director.

(b)	Subject to the Corporations Law, an Alternate Director is not prohibited from voting or being present in respect of a matter by reason only that the Alternate Director’s Appointor is prohibited from voting or being present in respect of that matter.

23.2	Notice of appointment or removal of Alternate Directors

Any appointment or removal of an Alternate Director will be effected by telegram, telex, cable, facsimile or other notice in writing to the Company.

23.3	Rights and powers of Alternate Directors

Subject to the Corporations Law, an Alternate Director:

(a)	may act in the place of his or her Appointor;

(b)	is entitled to attend and vote and be counted in determining a quorum at any meeting of the Directors (notwithstanding any interest the Alternate Director may have in a matter for consideration by the Directors) except while his or her Appointor is present;

(c)	has all the rights and powers of his or her Appointor (other than those conferred by Article 23.1) and be subject to the duties of, his or her Appointor;

(d)	will be subject in all respects to the conditions existing with reference to the other Directors, except that the Alternate Director is not entitled to be

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remunerated otherwise than out of the remuneration of the Appointor save that the Alternate Director may receive remuneration (as provided in Article 20.4) from the Company for extra services, special exertions and reasonable expenses which in the opinion of the Directors are outside the scope of the ordinary duties of a Director; and

(e)	may act as an Alternate Director to more than one Director and is entitled to one vote in respect of each Appointor where the Appointor is not present.

23.4	Remuneration of Alternate Directors

Except as otherwise provided in Article 23.3(d), in respect of remuneration (if any), the rights of an Alternate Director lie against his or her Appointor only and not against the Company.

23.5	Alternate Director is an Officer of Company

An Alternate Director is an officer of the Company and will not be deemed to be the agent of his or her Appointor. An Alternate Director need not be a Member of the Company.

23.6	Voting rights of Alternate Directors and Quorum

If an Alternate Director is already a Director of the Company, the Alternate Director is entitled to vote at meetings of Directors both on behalf of his or her Appointor and separately as a Director, but for the purpose of determining whether a quorum is present will be counted only once.

23.7	Alternate goes when Appointor goes

If any Appointor ceases to be a Director, his or her Alternate Director (if any) thereupon also ceases to be an Alternate Director, but when an Appointor retires at a general meeting either by rotation or otherwise under these Articles and is re-appointed as a Director at that meeting, his or her Alternate Director (if any) will remain an Alternate Director for that Director unless the instrument of appointment of the Alternate Director otherwise provides.

23.8	Form of appointment of Alternate Director

Any instrument appointing an Alternate Director will as nearly as circumstances will admit be in the following form or to the effect of the following:

I, the undersigned being a Director of the abovenamed Company in pursuance of the power in that behalf contained in the Articles of Association of the Company DO HEREBY NOMINATE AND APPOINT of

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to act as Alternate Director in my place and to exercise and discharge all my duties as a Director.

Signed this                      day of                     , 19    .”

or in such other form as the Directors may accept.

24.	ASSOCIATE DIRECTORS

24.1	Appointment and removal of Associate Directors

The Directors may appoint any person to be an Associate Director and may cancel that appointment.

24.2	Powers of Associate Directors

(a)	The Directors may fix, determine and vary the powers, duties and remuneration of any person appointed as an Associate Director.

(b)	An Associate Director need not be a Member of the Company, and does not have any right to attend at any meeting of the Directors except by the invitation of the Directors.

(c)	If an Associate Director attends any Directors’ meeting, he or she will not be counted in a quorum and does not have the right to vote.

25.	MINUTES

25.1	Minutes of all proceedings to be kept

The Directors will cause minutes of all proceedings of general meetings and meetings of the Directors, including meetings of committees of Directors, to be duly entered in books kept for that purpose in accordance with the Corporations Law.

25.2	Minutes to be signed by chairperson

Except in the case of written resolutions made in accordance with Article 22.11, the Directors will cause the minutes of all proceedings of general meetings and meetings of the Directors, including meetings of committees of Directors, to be signed by the chairperson of the meeting at which the proceedings took place or by the chairperson of the next succeeding meeting.

24.3	Minutes to be presumed accurate

Where the minutes of proceedings of general meetings and meetings of the Directors, including meetings of committees of Directors, are signed in accordance with Article 25.2, those minutes shall be presumed to be an accurate record of the relevant proceedings unless the contrary is proved.

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25.4	Inspection of minutes of general meetings

Books containing the minutes of proceedings of general meetings will be open for inspection by any Member without charge.

26.	SECRETARY

26.1	Appointment and removal of Secretary

A Secretary or Secretaries will be appointed by the Directors in accordance with the Corporations Law for such term, at such remuneration and on such conditions as they think fit, and any Secretary so appointed may be removed by the Directors.

26.2	Acting Secretary

The Directors may appoint a person as an acting Secretary or as a temporary substitute for a Secretary who for the purpose of these Articles will be deemed to be a Secretary.

27.	LOCAL MANAGEMENT

27.1	Management in specified localities

(a)	The Directors may provide for the management and transaction of the affairs of the Company in any specified locality whether in the State or elsewhere in such manner as they think fit.

(b)	The provisions contained in Articles 27.2, 27.3 and 27.4 are without prejudice to the general powers conferred by this Article 27.1.

27.2	Local boards and management committees

(a)	The Directors may establish any local boards, management committees or agencies for managing any of the affairs of the Company in the specified locality.

(b)	The Directors may appoint any persons to be members of local boards or any managers or agents, and may fix their remuneration.

(c)	The Directors may delegate to those appointees any of the powers, authorities and discretions for the time being vested in the Directors other than the power of making calls, and may authorise some or all of the members for the time being of any local board to fill up any existing vacancies and to act notwithstanding vacancies.

(d)	An appointment or delegation may be made on any terms and subject to any conditions as the Directors think fit.

(e)	The Directors may remove any appointee and revoke or vary that delegation.

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27.3	Members of local boards and management committees may be attorneys or agents of Directors

An appointment of an attorney or agent under Article 19.8 if the Directors think fit may be made in favour of the members or any of the members of any local board or management committee or agency established as aforesaid or in favour of any corporation or of the members, directors, nominees or managers of any corporation or firm, or in favour of any fluctuating body of persons whether nominated directly or indirectly by the Directors.

27.4	Power of sub-delegation

Any such local board, management committee or agency established as aforesaid may be authorised by the Directors to sub-delegate all or any of the authorities and discretions for the time being vested in them.

28.	THE SEALS

28.1	Custody and use of Seal

(a)	The Directors will provide a Seal for the Company and will provide for the safe custody of that Seal.

(b)	The Seal will only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf.

(c)	Every instrument to which the Seal is affixed, subject to any provisions contained in this Article, will be signed:

(i)	if the Company is a Sole Officer Company, by the sole Director who states next to his or her signature that the Director witnessed the sealing in his or her capacity as sole Director and sole Secretary of the Company; or

(ii)	otherwise, by a Director and countersigned by the Secretary, another Director, or by some other person appointed by the Directors for that purpose.

28.2	Share Seal

(a)	The Directors may provide the Company with a duplicate seal known as the Share Seal.

(b)	The only documents on which the Share Seal may be used are certificates or other documents relating to securities issued by, or options or rights to take up securities of, the Company.

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(c)	Any such certificate or document may be issued under the Share Seal, and if so issued will be deemed to be sealed with the Seal.

(d)	The Directors may determine the manner in which the Share Seal is affixed to or incorporated in any document, and by whom such a document is to be signed.

28.3	Official Seal

The Company may have for use in any place outside the State an official seal which is a facsimile of the Seal with the addition on its face of the name of the place where it is to be used, and the following provisions have effect:

(a)	the Company may by writing under the Seal authorise any person appointed for the purpose in the relevant place outside the State to affix its official seal for that place to any deed or other document to which the Company in that place is a party;

(b)	as between the Company and any person dealing with the agent, the authority of the agent will continue during the period (if any) mentioned in the instrument conferring the authority, or if no period is mentioned, then until notice of the revocation or termination of the agent’s appointment has been given to the person dealing with the agent;

(c)	the person affixing the official seal will certify the date and place of affixing the same by writing under hand on the deed or document to which the seal is affixed; and

(d)	a deed or other document to which the official seal is duly affixed will bind the Company as if it had been sealed with the Seal of the Company.

28.4	Facsimile signature under Seals

The Directors may determine either generally or in a particular case and in any event subject to such conditions as they think fit that wherever a signature is required by these Articles on a document to or in which the Seal, the Share Seal or an official seal is affixed or incorporated, that requirement will be satisfied by a facsimile of the signature affixed by mechanical or other means.

28.5	Effect of sealing

Any instrument bearing the Seal, the Share Seal or an official seal if issued for valuable consideration will be binding on the Company notwithstanding any irregularity touching the authority of the Directors to issue the same, or the circumstances of its issue.

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29.	RESERVE FUND AND DIVIDENDS

29.1	Establishment and purpose of reserve funds

Subject to the Corporations Law, before declaring or recommending any dividend, the Directors may set aside out of the profits of the Company such sums as they think proper as a reserve fund to be applied, at the discretion of the Directors, for any purpose for which the profits of the Company may be properly applied, including but not limited to the following:

(a)	to meet contingencies;

(b)	for equalising dividends;

(c)	for special dividends;

(d)	for repairing, improving and maintaining any property of the Company; and

(e)	for such other purposes as the Directors in their absolute discretion think conducive to the interests of the Company.

29.2	Power to invest reserve funds

(a)	The Directors may invest any of the sums set aside on such investments as they think fit deal with, vary such investments, and dispose of all or any part thereof for the benefit of the Company.

(b)	The Directors may divide the reserve fund into such special funds as they think fit and employ the reserve fund or any part of it in the business of the Company without being bound to keep it separate from the other assets.

(c)	Pending any such application, and at the discretion of the Directors, the reserves may be used in the business of the Company or be invested in such investments as the Directors think fit.

29.3	Profits may be carried forward without going to reserve

The Directors may carry forward so much of the profits remaining as they consider ought not to be distributed as dividends without transferring those profits to reserve.

29.4	Profits to be distributed among Members in proportion to nominal capital paid up on their shares

(a)	Subject to any special rights or restrictions for the time being attaching to any shares, and subject to Articles 6.10 and 29.1, the profits of the Company will be divisible among the Members in proportion to the amount of the share capital paid up on the shares held by them respectively at the time at which entitlements thereto are determined.

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(b)	Subject to paragraph (a) any nominal share capital paid up on a share during the period in respect of which a dividend is declared will only entitle the holder of such share to an apportioned amount of that dividend from the date of payment, unless the terms of issue otherwise provide.

(c)	A declaration by the Directors as to the amount of profits available for dividend is conclusive.

29.5	Declaration of dividends

(a)	The Directors (without the sanction of a general meeting) may declare a dividend whether interim or final to be paid to the Members out of profits or, subject to the Corporations Law, out of the share premium account or both according to the Member’s rights and interests in the profits at the time of entitlement to dividend.

(b)	The Directors may fix the time and record date for books closing for determining entitlements to, and for the payment of, the dividend.

(c)	The persons entitled to be paid a dividend will be persons who are the registered holders of the shares at the time and date fixed for determining entitlements to dividends in accordance with paragraph (b).

29.6	No interest on dividends

No dividend will carry interest against the Company.

29.7	Preferential dividends

Without limiting the generality of their powers under Article 29.5, the Directors may pay any preferential dividends on shares issued on terms that preferential dividends are payable on those shares, whether on fixed dates or otherwise.

29.8	Payment of dividends with assets, shares or debentures

(a)	The Directors may resolve when declaring a dividend that that dividend be paid wholly or in part by the distribution of specific assets, including paid up shares, debentures, debentures, debenture stock or other securities of the Company or of any other corporation, and the Directors will give effect to that resolution.

(b)	If the Company is required to distribute to its Members, by way of dividend, shares in another corporation;

(i)	the Members will be deemed to have agreed to become members of that corporation; and

(ii)	each of the Members appoints the Company or any of the Directors as its agent to execute any transfer of shares or other

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document required to effect the distribution of shares to the Members;

(c)	Where a dispute arises in regard to that distribution, the Directors may settle the matter as they consider expedient, fix the value for distribution of the specific assets or any part of those assets, determine that cash payments will be made to any Members on the basis of the value so fixed in order to adjust the rights of all parties, and may vest any specific assets in trustees as the Directors consider expedient.

(d)	If distribution of specific assets to a particular Member is illegal or, in the Directors’ opinion, impracticable, the Directors may make a cash distribution to the Member equal to the cash value or the proposed distribution of specific assets.

29.9	Power of one joint holder to give receipt for dividends

Any one of several persons who are registered as the joint holders of any share may give effectual receipts for all dividends and payments on account of dividends in respect of the share.

29.10	Method of payment of dividends

(a)	Payment of any dividend or other money in respect of a share may be made in any manner and by any means as determined by the Directors including by:

(i)	directly crediting the account nominated in writing by the Member from time to time; or

(ii)	cheque sent through the post to the registered address of the Member or person entitled or in the case of joint holders to the registered address of the person whose name stands first on the Register in respect of the joint holding; or

(iii)	cheque so sent made payable to the Member or such other person as the Member may direct.

(b)	The payment of any dividend or other money is at that Member’s or person’s risk.

(c)	Money earned by the Company on the amount of a dividend pending clearance of such a cheque or other collection by a Member will be for the benefit of the Company.

29.11	Power to retain dividends on which there is a lien

The Directors may retain the whole or part of any dividend on which the Company has a lien, and may apply that sum in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

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29.12	Retention of dividends when Member dead etc.

The Directors may retain the dividends payable on shares in respect of which under Article 9.2 any person is entitled to become a Member, or which any person under that Article is entitled to transfer until that person becomes a Member in respect of those shares or duly transfers the shares.

29.13	Effect on dividends of transfer of shares

A transfer of shares registered after the books closing date for a dividend but before the dividend is paid will not pass the right to any dividend declared on those shares prior to that books closing date.

29.14	Directors may pay interest on capital raised for building

(a)	The Directors may pay interest on capital raised for the construction of works or buildings when and to the extent that they are authorised so to do under section 202 of the Corporations Law.

(b)	Any interest so paid to the holders of preference shares will be deemed to be in satisfaction wholly or protanto of dividends on the preference shares for the period for which it is paid.

29.15	Bonus Share Plans

(a)	A general meeting of the Company may (either before or after the adoption of this Article) authorise the Directors to establish and maintain one or more bonus share plans whereby any Member or any number or class of Members eligible in accordance with the plans may elect (in the manner prescribed by the plans) to forego any dividends that may be payable on all or some of the ordinary shares held by that Member and to receive instead some other entitlement in accordance with the plans including the allotment to the Member of fully paid ordinary shares in the capital of the Company.

(b)	The Directors may implement, suspend, terminate or vary the terms and conditions of any such bonus share plans as and when they consider appropriate.

29.16	Dividend Reinvestment Plans

(a)	A general meeting of the Company may (either before or after the adoption of this Article) authorise the Directors to establish and maintain one or more dividend reinvestment plans whereby any Member or any number or class of Members eligible in accordance with the plans may elect (in the manner prescribed by the plans) that dividends payable by the Company will be applied on behalf of that Member in subscribing for fully paid ordinary shares in the capital of the Company in accordance with the plans.

(b)	The Directors may implement, suspend, terminate or vary the terms and conditions of any such plans as and when they consider appropriate.

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29.17	Unclaimed dividends

In the discretion of the Directors, all dividends declared but unclaimed may be invested for the benefit of the Company until claimed or until required to be dealt with in accordance with any law relating to unclaimed money.

30.	CAPITALISATION OF PROFITS

30.1	Profits and premiums may be capitalised

The Directors, or any general meeting on the recommendation of the Directors, may resolve that:

(a)	any money, investments or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund or in the hands of the Company and available for dividend; or

(b)	subject to the Corporations Law, any amount representing premiums received on the issue of shares and standing to the credit of the share premium account; or

(c)	subject to the Corporations Law, any amount representing the nominal value of preference shares redeemed otherwise than out of the proceeds of a fresh issue of shares and standing to the credit of the capital redemption reserve, be capitalised and distributed amongst Members.

30.2	Proportionate distribution of amounts capitalised

Such a distribution will be made to the Members who would be entitled to receive the same if distributed by way of dividend and in the same proportions, on the footing that they become entitled thereto as capital, and that all or any part of the capitalised fund be applied on behalf of those Members:

(a)	in paying up in full either at par or at such premium as the resolution referred to in Article 30.1 provides, any unissued shares or debentures of the Company, which will be distributed accordingly;

(b)	in or towards payment of the uncalled liability on any issued shares or debentures of the Company; or

(c)	partly as mentioned in Article 30.2(a) and partly as mentioned in Article 30.2(b),

and that distribution or payment will be accepted by Members in full satisfaction of their interest in the capitalised sum.

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30.3	Determination of entitlements to distribution

A resolution under Article 30.1 may fix the time at which entitlements to the distribution are determined.

30.4	Settlement of disputes about distribution

For the purpose of giving effect to any resolution under Article 30.1, the Directors may settle any dispute which arises in regard to the distribution as they think expedient, and in particular may:

(a)	in cases where shares or debentures become issuable in fractions may issue fractional certificates, make cash payments or declare that fractions be ignored; and

(b)	authorise any person to make an agreement with the Company on behalf of all the Members entitled to any further shares or debentures on the capitalisation, providing for the issue to them, credited as fully paid up, of any such further shares or debentures or for the payment up by the Company on their behalf of the amounts or any part of the amounts remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised. Any agreement made under that authority will be effective and binding on all Members concerned.

31.	ACCOUNTS

31.1	Company to keep

The Company will keep such accounting and other records of the business of the Company as it is required to keep by the Corporations Law.

31.2	Copy of accounts to be sent

If so required by the Corporations Law as it applies to the Company, a copy of every document which is required to be sent to Members by section 315(3A) of the Corporations Law will be sent to all persons entitled to receive notices of general meetings.

31.3	Accounts Conclusive

Every account of the Directors when audited and approved or received by a general meeting at which it is presented (if required by the Corporations Law) will be conclusive except as regards any material error discovered in it within 3 months next after its approval or adoption. Whenever any material error is discovered within that period the account will forthwith be corrected and then it will be conclusive.

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32.	AUDITORS: APPOINTMENT AND REMOVAL

The auditors of the Company will be appointed and may be removed as provided in the Corporations Law. They will perform the duties and have the rights and powers as may be provided in the Corporations Law.

33.	SECRECY

33.1	Members not entitled to discovery

(a)	Subject to the Corporations Law, the Directors will determine whether and to what extent, at what time and place or places, and under what conditions, the accounting records and other documents of the Company will be open to the inspection of Members other than Directors.

(b)	Subject to the Corporations Law, a Member not being a Director does not have the right, but may in the absolute discretion of the Directors be authorised, to inspect or to require or receive any information, or to require discovery of any record or document of the Company or any information respecting any detail of the Company’s trading or business, or any matter which is or may be in the nature of a trade secret, confidential information, mystery of trade or secret process which may relate to the conduct of the business of the Company.

33.2	Officers of Company not to disclose information

(a)	Every Director, Managing Director, manager, Secretary, auditor, trustee, member of a committee, agent, accountant or other Officer is bound to observe secrecy with respect to all transactions of the Company with its customers, the state of the account of any individual, and all related matters.

(b)	If required by the Directors, every such person will, before commencing that person’s duties or employment or at any time afterwards, sign and make a declaration in a book to be kept for that purpose that they will not reveal or make known any of the matters, affairs or concerns which may come to their knowledge as Director, Managing Director, manager, Secretary, auditor, trustee, member of a committee, agent, accountant or other Officer and whether relating to transactions of the Company with its customers or the state of the account of any individual or to anything else, to any person or persons except in the course and in the performance of their duties, or under compulsion or obligation of law, or when officially required so to do by the Directors or by the auditors for the time being, or by any general meeting of Members.

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34.	NOTICES

34.1	Method of service of notices

A notice may be served by the Company on a Member or other person receiving notice under these Articles of Association by any of the following methods:

(a)	by serving it personally on the Member;

(b)	by leaving it at the Member’s registered address;

(c)	by sending it by post in a prepaid letter, envelope or wrapper addressed to the member at the Member’s registered address; or

(d)	by sending it by facsimile transmission to a facsimile number nominated by the Member for the purpose of serving notices on the Member.

For the purposes of Articles 34.1(b) and (c), a Member may provide the Company with an address other than that of the registered address for the purpose of serving notice on that Member.

34.2	Notification of address or facsimile number

(a)	Each Member whose registered address is not in Australia may at any time notify in writing to the Company an address or facsimile number in Australia which will be deemed to be that Member’s registered address or facsimile number within the meaning of Article 34.1.

(b)	The Company will acknowledge receipt of all notifications of change of address by holders of partly paid shares.

34.3	Air-mail postage or facsimile transmission to overseas members without Australian address

As regards Members who have no registered address in Australia, all notices will be posted by air-mail, or sent by facsimile transmission or air courier.

34.4	Notices to joint holders

All notices with respect to any shares to which persons are jointly entitled will be given to the person named first in the Register, and notice so given will be sufficient notice to all holders of those shares.

34.5	Notice by advertisement

Any notice by a court of law or otherwise required or allowed to be given by the Company to the Members or any of them by advertisement will unless otherwise stipulated be sufficiently advertised if advertised once in a daily newspaper circulating in the States and Territories of Australia.

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34.6	Time of service by post

Any notice sent by post, air-mail or air courier will be deemed to have been served on the day following that on which the letter, envelope or wrapper containing the notice is posted or delivered to the air courier, and in proving service it will be sufficient to prove that the letter, envelope or wrapper containing the notice was properly addressed and put into the post office or other public postal receptacle or delivered to the air courier. A certificate in writing signed by any manager Secretary or other Officer of the Company that the letter envelope or wrapper containing the notice was so addressed and posted is conclusive evidence thereof.

34.7	Time of service by facsimile transmission

Any notice sent by facsimile transmission will be deemed to have been served on receipt by the Company of a transmission report confirming successful transmission.

34.8	Service when member dead or bankrupt

Any notice or document sent by post to or left at the registered address of any Member under these Articles will notwithstanding that Member is then deceased or bankrupt, and whether or not the Company has notice of that Member’s death or bankruptcy, be deemed to have been duly served in respect of any shares whether held solely or jointly with other persons by that Member until some other person is registered in place of the deceased Member as the holder or joint holder thereof. Service will for all purposes of these Articles be deemed a sufficient service of that notice on the deceased’s heirs, executors or administrators and all persons (if any) jointly interested with the deceased in those shares.

34.9	Unregistered transferees bound by notices

Every person who by operation of law, transfer or any other means becomes entitled to any share is bound by every notice in respect of the share which before that person’s name and address was entered on the Register was given to the person from whom that person derived title to that share and to every previous holder thereof.

34.10	Signatures on notices

The signature to any notice to be given by the Company may be written or printed or a facsimile thereof may be affixed by mechanical or other means.

34.11	Calculation of notice period

Where a period of notice is required to be given, the day on which the notice is dispatched and the day of doing the act or other thing will not be included in the number of days or other period.

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35.	WINDING UP

35.1	Distribution of property in specie

If the Company is wound up the liquidator may, with the sanction of a special resolution, divide among the Members in kind the whole or any part of the property of the Company, and may for that purpose set such value as the liquidator considers fair upon any property to be so divided, and determine how the division is to be carried out as between the Members or different classes of Members.

35.2	Distribution to be in proportion to nominal share capital paid up

If, on a winding up of the Company there remains a surplus, that surplus will be divided amongst the Members in proportion to the nominal share capital paid up on their shares, whether or not the liquidator exercises the power under Article 35.1.

35.3	Special rights prevail

Articles 35.1 and 35.2 are without prejudice to the rights of holders of shares issued on special terms and conditions.

35.4	Vesting of property in trustees for contributories

Subject to Article 35.5, the liquidator may with the sanction of a special resolution vest the whole or any part of the property in trustees on such trusts for the benefit of the contributories or any of them as the liquidator thinks fit.

35.5	Encumbered property: Member not compelled to accept

No Member will be compelled by the provisions of this Article 35 to accept any property, including shares or other securities, in respect of which there is any liability.

36.	OFFICERS: INDEMNITIES AND INSURANCE

36.1	Indemnities

To the extent permitted by law:

(a)	the Company indemnifies every person who is or has been an Officer of the Company or of a wholly-owned subsidiary of the Company against any liability for costs and expenses incurred by that person in defending any Proceedings in which judgment is given in that person’s favour, or in which the person is acquitted, or in connection with an application in relation to any Proceedings in which the Court grants relief to the person under the Corporations Law; and

(b)	the Company indemnifies every person who is or has been an Officer of the Company or of a wholly-owned subsidiary of the Company against any

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liability incurred by the person, as an Officer of the Company or of a wholly-owned subsidiary of the Company, to another person (other than the Company or a related body corporate of the Company) unless the liability arises out of conduct involving a lack of good faith.

36.2	Insurance

To the extent permitted by law, the Company may pay, or agree to pay, a premium in respect of a contract insuring a person who is or has been an Officer of the Company or of a subsidiary of the Company against a liability:

(a)	incurred by the person in his or her capacity as an Officer of the Company or a subsidiary of the Company or in the course of acting in connection with the affairs of the Company or a subsidiary of the Company or otherwise arising out of the Officer’s holding such office, provided that the liability does not arise out of conduct involving a wilful breach of duty in relation to the Company or a subsidiary of the Company or a contravention of sections 232(5) or (6) of the Corporations Law; or

(b)	for costs and expenses incurred by that person in defending Proceedings, whatever their outcome.

36.3	Interpretation

In Articles 36.1 and 36.2:

(a)	the term “Proceedings” means any proceedings, whether civil or criminal, being proceedings in which it is alleged that the person has done or omitted to do some act, matter or thing in his or her capacity as such an Officer or in the course of acting in connection with the affairs of the Company or a wholly-owned subsidiary (in Article 36.1) or subsidiary (in Article 36.2) of the Company or otherwise arising out of the Officer’s holding such office (including proceedings alleging that he or she was guilty of negligence, default, breach of trust or breach of duty in relation to the Company or a wholly-owned subsidiary (in Article 36.1) or subsidiary (in Article 36.2) of the Company).

(b)	the term “Officer” has the meaning given to that term in section 241(4) of the Corporations Law.

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i.

(ii)

ii.

(iii)

iii.

(iv)

iv.

(v)

v.

(vi)

vi.

(vii)

vii.

(viii)

viii.